Target Hospitality Announces Second Quarter 2020 Results

THE WOODLANDS, Texas, August 10, 2020 (BUSINESS WIRE) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium catering and value-added hospitality services in the U.S., today reported results for the three months ended June 30, 2020.

Financial and Operational Highlights for the Second Quarter 2020

●	Revenues of $53.6 million for the three months ended June 30, 2020 as compared to $81.4 million for the same period in 2019
●	Net income (loss) of $(14.2) million for the three months ended June 30, 2020, compared to a net income of $10.6 million for the second quarter of 2019
●	Basic and diluted (loss) per share of $(0.15) for the three months ended June 30, 2020
●	Adjusted EBITDA(1) of $13.4 million, compared to $41.2 million for the second quarter of 2019
●	Strong cash generation in a challenging environment, with net cash provided by operating activities of $14.8 million and Discretionary Cash Flow (“DCF”) (1) of $14.7 million for the three months ended June 30, 2020
●	Strong balance sheet with liquidity of $59.9 million and net leverage of 3.4 times as of June 30, 2020
●	Maintaining financial flexibility with no near-term debt maturities, immediate covenants, liquidity or minimum credit rating on the Company’s Senior Secured Notes or revolving credit facility
●	Significant progress on previously announced cost reductions, including substantial reductions in capital spending and cash expense
●	Meaningful increase in project activity from TC Energy Corporation Keystone XL pipeline project, contributing approximately $15.4 million in revenue
●	Secured and extended additional minimum revenue contracts adding approximately $60 million in committed revenue from 2021 - 2025

Executive Commentary

“The second quarter was challenging, as the combined impacts of a global pandemic and deteriorating demand for a substantial portion of the global economy created an unprecedented operating environment.  The acceleration of the global pandemic significantly reduced economic activity and the corresponding demand for crude oil, resulting in a pronounced reduction in customer activity in the second quarter.  We took aggressive actions to quickly align with demand and appropriately positioned Target to successfully navigate this challenging environment.  Despite reduced demand in our energy-oriented assets, Target delivered strong financial results with approximately $15 million of discretionary cash flow for the second quarter,” stated Brad Archer, President and Chief Executive Officer.

“The path for global economic demand remains uncertain for the foreseeable future.  However, as we exited the second quarter, we began to see positive trends in several of Target’s operating metrics, including occupancy and utilization.  Albeit modest, we do anticipate continued marginal improvements in customer activity and demand through the second half of the year and into 2021.  As we progress towards a more normal operating environment, Target’s customer base and contract structure, including exclusivity provisions, will allow the Company to take advantage of a more balanced market,” concluded Mr. Archer.

Financial Results

Second Quarter Summary Highlights

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR and per share amounts)	June 30, 2020	June 30, 2019
Revenue	$53,620	$81,358
Net income (loss)	$(14,200)	$10,580
Earnings (loss) per share – basic and diluted	$(0.15)	$0.11
Adjusted EBITDA	$13,363	$41,236
Average daily rate (ADR)	$81.72	$80.85
Average available beds	13,375	11,401
Average utilized beds	5,036	9,805
Utilization	38%	86%

Total revenue for the three months ended June 30, 2020 was $53.6 million compared to $81.4 million for the same period in 2019. The revenue decrease was primarily driven by a reduction in energy end-market customer activity as a result of the COVID-19 pandemic and significant volatility in commodity prices, offset by increased activity associated with TC Energy Corporation’s (“TCPL”) project. Net loss for the three months ended June 30, 2020 was $14.2 million, compared to net income of $10.6 million for the same period in 2019.

Adjusted EBITDA was $13.4 million for the three months ended June 30, 2020 compared to $41.2 million for the same period in 2019.

ADR increased by $0.87 to $81.72 for the three months ended June 30, 2020.  Average utilized beds and utilization were 5,036 and 38%, respectively, for the three months ended June 30, 2020.

Capital Management

Capital expenditures for the three months ended June 30, 2020 were approximately $1.1 million, including minimal maintenance capital expenditures.  As a result of lower aggregate demand and anticipated reduced customer activity levels, Target anticipates total capital spending to be less than $3 million through the remainder of 2020.

As of June 30, 2020, the Company had $19.9 million of cash and cash equivalents, and $425 million in gross amount of total long-term debt, which included $340 million in aggregate principal amount of Senior Secured Notes due March 2024 and borrowings of $85 million under the Company’s $125 million revolving credit facility. The Company had consolidated net leverage of 3.4 times, as defined under its credit facility.

Operational Update

As the Company previously stated, it took proactive steps to modify select commercial contracts for the long-term benefit of Target.  These modifications, which have been materially completed, resulted in lower committed beds in 2020, while maintaining contract integrity by preserving ADR and margins for Target in future years.  Additionally, Target secured and extended additional minimum revenue contract commitments, including exclusivity, from 2021 into 2025, significantly reducing near-term contract renewal risk and adding approximately $60 million in committed revenue.  These modifications, in their entirety, provide greater visibility on long-term revenue and cash flow, while positioning Target to take advantage of increased demand as activity returns to a more normal pace.

Segment Results – Second Quarter 2020

Permian Basin

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2020	June 30, 2019
Revenue	$21,064	$52,037
Adjusted gross profit(1)	$6,860	$32,588
Adjusted gross profit margin(1)	33%	63%
Average daily rate (ADR)	$88.65	$84.49
Average available beds	9,565	7,520
Average utilized beds	2,575	6,467
Utilization	27%	86%

Revenue for the three months ended June 30, 2020 was $21.1 million compared to $52.0 million for the same period in 2019. Revenue decreased primarily due to lower utilization as a result of significant volatility in crude oil prices leading to a sharp reduction in customer activity.  ADR increased by $4.16, to $88.65 compared to the same period in 2019.

Adjusted gross profit margin was 33% for the three months ended June 30, 2020, reflecting lower utilization.

TH Q2 2020 Earnings Release	Page 2 of 12

Bakken Basin

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	June 30, 2020	June 30, 2019
Revenue	$366	$5,738
Adjusted gross profit(1)	$(1,169)	$2,698
Adjusted gross profit margin(1)	—%	47%
Average daily rate (ADR)	$70.26	$77.18
Average available beds	1,065	1,024
Average utilized beds	53	748
Utilization	5%	73%

Revenue for the three months ended June 30, 2020 was $0.4 million compared to $5.7 million for the same period in 2019. The decrease was attributable to the temporary closure of all communities in the Bakken in May 2020, as a result of the significant volatility in crude oil prices leading to a sharp reduction in customer activity.

Government

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR)	June 30, 2020	June 30, 2019
Revenue	$16,671	$16,729
Adjusted gross profit(1)	$12,909	$12,317
Adjusted gross profit margin(1)	77%	74%
Average daily rate (ADR)	$74.58	$74.87
Average available beds	2,400	2,400
Average utilized beds	2,400	2,400
Utilization	100%	100%

Revenue for the three months ended June 30, 2020 was $16.7 million. Average available beds of 2,400 were fully utilized for the three months ended June 30, 2020, with an ADR of $74.58.

All Other

Refer to exhibits to this earnings release for reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	June 30, 2020	June 30, 2019
Revenue	$15,519	$6,854
Adjusted gross profit	$1,860	$1,529
Adjusted gross profit margin	12%	22%

This segment’s operations consist primarily of revenue from the construction phase of the TCPL project as well as vertically integrated specialty rental and hospitality services revenue not included in our other segments. Revenue for the three months ended June 30, 2020 was $15.5 million compared to $6.9 million for the same period in 2019. Revenue increased as a result of the significant increase in activity associated with the TCPL project following TC Energy’s announcement to proceed with the project in March of 2020.

As a result of the Supreme Court ruling in July 2020, the Company anticipates minimal activity associated with this project for the remainder of 2020.

TH Q2 2020 Earnings Release	Page 3 of 12

Conference Call

The Company has scheduled a conference call for August 10, 2020 at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the second quarter 2020 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-877-423-9813
International:	1-201-689-8573
Reference:	Target Hospitality

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

A replay of the conference call will be available for approximately 30 days and can be accessed through the Investors section of Target Hospitality’s website or by dialing 1-844-512-2921 (for Domestic callers), or 1-412-317-6671 (for International callers), with passcode 13707249.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value-added hospitality services in the United States. Target Hospitality builds, owns and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors and its growing network of communities is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the severity and duration of the COVID-19 pandemic, related economic repercussions and the resulting negative impact on demand for oil and natural gas; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, remote work arrangements, contract and supply chain disruptions; operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our inability to recognize deferred tax assets and tax loss carry forwards; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems; our ability to meet our debt service requirements and obligations; and risks related to Bidco’s obligations under the senior notes.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release includes Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional

TH Q2 2020 Earnings Release	Page 4 of 12

metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets and loss on impairment. Target Hospitality defines Adjusted gross profit margin as Adjusted gross profit divided by total revenue for the same period.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other expense (income), net: Other expense (income), net includes consulting expenses related to certain projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, involuntary asset conversions, COVID-19 related expenses, and other immaterial non-cash charges.
●	Restructuring costs: Target Parent incurred certain costs associated with restructuring plans designed to streamline operations and reduce costs.
●	Transaction expenses: Target Hospitality incurred certain transaction costs, including legal and professional fees, associated with the Business Combination. Such amounts were funded by proceeds from the Business Combination. The current period primarily included residual tax advisory filing related expenses associated with the Business Combination.
●	Acquisition-related expenses: Target Hospitality incurred certain transaction costs associated with the acquisition of Superior.
●	Officer loan expense: Non-cash charge associated with loans to certain executive officers of the Company that were forgiven and recognized as selling, general, and administrative expense upon consummation of the Business Combination. Such amounts are not expected to recur in the future.
●	Target Parent selling, general and administrative costs: Target Parent incurred certain costs in the form of legal and professional fees as well as transaction bonus amounts, primarily associated with a restructuring transaction that originated in 2017.
●	Stock-based compensation: Non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development and certain severance costs.

Target Hospitality defines Discretionary cash flow as cash flow from operations less maintenance capital spending for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the

TH Q2 2020 Earnings Release	Page 5 of 12

ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), Gross profit, Earnings per share, Net cash provided by operating activities, or other performance measures derived in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Adjusted gross profit margin, DCF and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q2 2020 Earnings Release	Page 6 of 12

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Services income	$25,257	$59,832	$79,195	$120,905
Specialty rental income	12,968	15,143	29,551	28,873
Construction fee income	15,395	6,383	16,528	13,562
Total revenue	53,620	81,358	125,274	163,340
Costs:
Services	31,459	29,736	60,466	61,745
Specialty rental	1,701	2,490	4,304	4,808
Depreciation of specialty rental assets	12,266	9,960	25,162	19,861
Gross profit	8,194	39,172	35,342	76,926
Selling, general and administrative	10,101	10,925	20,092	55,676
Other depreciation and amortization	4,098	3,816	8,214	7,579
Restructuring costs	-	-	—	168
Other expense (income), net	446	(123)	(569)	(161)
Operating income (loss)	(6,451)	24,554	7,605	13,664
Loss on extinguishment of debt	-	-	—	907
Interest expense, net	10,178	9,853	20,200	13,884
Income (loss) before income tax	(16,629)	14,701	(12,595)	(1,127)
Income tax expense (benefit)	(2,429)	4,121	(2,196)	2,272
Net income (loss)	(14,200)	10,580	(10,399)	(3,399)
Other comprehensive income
Foreign currency translation	45	(144)	(66)	(144)
Comprehensive income (loss)	$(14,155)	$10,436	$(10,465)	$(3,543)

Weighted average number shares outstanding - basic and diluted	96,003,079	100,217,035	95,926,467	89,960,451

Net income (loss) per share - basic and diluted	$(0.15)	$0.11	$(0.11)	$(0.04)

TH Q2 2020 Earnings Release	Page 7 of 12

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$19,929	$6,787
Accounts receivable, less allowance for doubtful accounts	43,110	48,483
Other current assets	6,292	5,525
Total current assets	69,331	60,795

Specialty rental assets, net	336,218	353,695
Goodwill and Other intangibles, net	151,494	158,904
Other non-current assets	30,142	27,398
Total assets	$587,185	$600,792

Liabilities
Accounts payable	$14,182	$7,793
Deferred revenue and customer deposits	13,331	16,809
Other current liabilities	26,413	36,319
Total current liabilities	53,926	60,921

Long-term debt, net	324,789	323,258
Revolving credit facility	85,000	80,000
Other non-current liabilities	8,768	13,211
Total liabilities	$472,483	$477,390

Stockholders' equity
Common stock and other stockholders' equity	87,386	85,687
Accumulated earnings	27,316	37,715
Total stockholders' equity	$114,702	$123,402
Total liabilities and stockholders' equity	$587,185	$600,792

TH Q2 2020 Earnings Release	Page 8 of 12

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Six Months Ended
	June 30,
	2020	2019

Cash, cash equivalents and restricted cash - beginning of period	$6,839	$12,451

Cash flows from operating activities
Net loss	(10,399)	(3,399)
Adjustments:
Depreciation	25,957	20,385
Amortization of intangible assets	7,410	7,055
Other non-cash items	2,951	6,006
Changes in operating assets and liabilities	(560)	(11,271)
Net cash provided by operating activities	$25,359	$18,776

Cash flows from investing activities
Purchases of specialty rental assets	(12,310)	(46,729)
Purchase of business	-	(30,000)
Other investing activities	549	873
Net cash used in investing activities	$(11,761)	$(75,856)

Cash flows from financing activities
Other financing activities	(441)	55,423
Net cash (used in) provided by financing activities	$(441)	$55,423

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(15)	(144)

Change in cash, cash equivalents and restricted cash	13,142	(1,801)

Cash, cash equivalents and restricted cash - end of period	$19,981	$10,650

TH Q2 2020 Earnings Release	Page 9 of 12

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit and Adjusted gross profit margin

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Total Revenue	$53,620	$81,358	$125,274	$163,340

Gross Profit	$8,194	$39,172	$35,342	$76,926

Adjustments:
Depreciation of specialty rental assets	12,266	9,960	25,162	19,861
Adjusted gross profit	$20,460	$49,132	$60,504	$96,787

Adjusted gross profit margin	38%	60%	48%	59%

TH Q2 2020 Earnings Release	Page 10 of 12

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Total Revenue	$53,620	$81,358	$125,274	$163,340

Net income (loss)	$(14,200)	$10,580	$(10,399)	(3,399)
Income tax expense (benefit)	(2,429)	4,121	(2,196)	2,272
Interest expense, net	10,178	9,853	20,200	13,884
Loss on extinguishment of debt	-	-	-	907
Other depreciation and amortization	4,098	3,816	8,214	7,579
Depreciation of specialty rental assets	12,266	9,960	25,162	19,861
EBITDA	$9,913	$38,330	$40,981	$41,104

Adjustments
Other expense (income), net	729	456	(5)	418
Restructuring costs	-	-	-	168
Transaction expenses	332	1,428	356	37,993
Acquisition-related expenses	-	303	-	303
Officer loan expense	-	-	-	1,583
Target Parent selling, general, and administrative costs	-	-	-	246
Stock-based compensation	1,038	210	1,922	210
Other adjustments	1,351	509	2,460	509
Adjusted EBITDA	$13,363	$41,236	$45,714	$82,534

TH Q2 2020 Earnings Release	Page 11 of 12

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$14,810	$25,521	$25,359	$18,776
Less: Maintenance capital expenditures for specialty rental assets	(66)	(489)	(695)	(1,018)
Discretionary cash flows	$14,744	$25,032	$24,664	$17,758

Purchase of specialty rental assets	(1,558)	(32,106)	(12,310)	(46,729)
Purchase of property, plant and equipment	(58)	(90)	(70)	(127)
Purchase of business, net of cash acquired	—	(30,000)	—	(30,000)
Repayments from affiliates	—	—	—	638
Receipt of insurance proceeds	—	362	619	362
Net cash used in investing activities	$(1,616)	$(61,834)	$(11,761)	$(75,856)

Proceeds from borrowings on Senior Secured Notes, net of discount	—	—	—	336,699
Principal payments on finance and capital lease obligations	(10,112)	(415)	(10,115)	(1,890)
Proceeds from borrowings on finance and capital lease obligations	9,418	—	10,151	—
Principal payments on borrowings from ABL	(15,000)	—	(37,500)	(27,790)
Proceeds from borrowings on ABL	15,000	30,000	42,500	77,240
Repayment of affiliate note	—	—	—	(3,762)
Contributions from affiliate	—	—	—	39,107
Recapitalization	—	—	—	218,752
Recapitalization - cash paid to Algeco Seller	—	—	—	(563,134)
Payment of deferred financing costs	—	(5,855)	—	(19,799)
Restricted shares surrendered to pay tax liabilities	(76)	—	(159)	—
Purchase of treasury stock	—	—	(5,318)	—
Net cash provided by (used in) financing activities	$(770)	$23,730	$(441)	$55,423

TH Q2 2020 Earnings Release	Page 12 of 12